Exhibit 10.13

This is a translation of the original text in Chinese

Exclusive Technology Consulting and Training Agreement

This EXCLUSIVE TECHNICAL CONSULTING AND TRAINING AGREEMENT (this “Agreement”), dated September 16, 2005, is made in Shenzhen by and between:

Party A: Giganology (Shenzhen) Ltd.

And

Party B: Shenzhen Xunlei Networking Technologies Co., Ltd.

(Collectively, the “Parties”)

WHEREAS: Party A is a duly registered and formed wholly foreign owned enterprise, with strong strength and experience in technical development and training;

Party B needs the provision of technical support and services by a specialized technical company in the course of business operation; and

Party B intends to accept from Party A, and Party A intends to provide to Party B, such technology training services.

NOW, THEREFORE, the Parties agree and intend to be bound as follows through friendly negotiations and in accordance with the principles of equality and mutual benefit:

ARTICLE 1         DESCRIPTION OF SERVICES

1.1                               Both Parties agree that, Party B will designate Party A to provide the following consulting and training services to it in accordance with the conditions set forth herein:

(1)           to provide training with respect to Party B’s business operation, aiming to increase Party B’s professional qualification in technical development, lower Party B’s operating costs, and increase Party B’s competency in market;

(2)           to evaluate, analyze and summarize current system, procedure, and efficiency of Party B’s product development, and to provide improvement scheme;

(3)           based on the evaluation result, to provide counseling and technical training for Party B’s related staff, in order to improve the staff’s professional qualification; and

(4)           to provide other consulting and training services in relation to this Agreement.

1.2                               Party B agrees that the way of provision of consulting and training services by Party A is: Party B introduces the classes and technical specifications of the products under Party B’s development and provides related written materials to Party A; Party A prepares a survey report based on the information provided by Party B, then prepares a training plan, to specify the details of training services, including the appointment of training staff, specific number of training staff, the term of training, schedule and content of training, and provides training for Party B according to the plan. Notwithstanding the above mentioned provisions, the Parties may determine the specific way and content of the services to be provided according to the actual circumstance.

1.3                               Party B undertakes that during the term hereof it will not accept any technical consulting and training services provided by any third party without prior written consent from Party A.

ARTICLE 2         TERM OF SERVICES

2.1          The term of this Agreement is twenty (20) years, commencing from the effective date hereof.

2.2          Party B undertakes that from the effective date hereof the period of services hereunder shall not be shortened or early terminated, unless otherwise agreed by the Parties.

2.3          The Parties agree that Party A may elect to extend the term for another ten (10) years by providing a written notice before this Agreement expires. Party A may elect to make such extension for unlimited times.

ARTICLE 3         SERVICE FEE

3.1          The Parties agree that Party B shall, in accordance with provisions herein, pay Party A the service fee for technical consulting and training services provided by Party A in accordance with the Schedule to this Agreement. Such schedule may be changed subject to the Parties’ negotiations and the actual circumstance.

ARTICLE 4         PARTY A’S OBLIGATIONS

4.1          Party A shall make all endeavors to select high-qualified professional staff and organize a professional consulting team to provide the technical consulting and training services hereunder to Party B.

4.2          Party A shall work out a well-prepared consulting and training plan, be familiar with Party B’s work site to carry out the consulting work according to the plan, complete the consulting services within scheduled time, and provide related documents (in hard copy and electronic form) to Party B.

4.3          Party A shall maintain frequent communications with Party B, timely inform Party B of the progress of the whole project, and conduct sufficient discussion with Party B with respect the initial plan or periodic achievement.

4.4          Party A shall keep confidential all the information provided by Party B or related to Party B’s business operation (the “Information”).

ARTICLE 5         PARTY B’S OBLIGATIONS

5.1          Party B shall provide necessary information and documents according to Party A’s requirement. Party B shall designate specific staff to be responsible for communication and cooperation with Party A in this project, and shall actively corporate with Party A for the Party A’s on-site research and information collection on Party B’s work site. Party B shall also provide evaluation and feedback at proper timer regarding Party A’s work achievement.

5.2          When necessary, Party B shall provide proper working facilities and conditions for Party A’s designated technical staff, and bear related costs and expenses incurred by such staff during the provision of such consulting and training services.

5.3          Party B shall pay Party A the service fees periodically.

5.4          Party B shall provide Party A with necessary assistance as required by Party A.

ARTICLE 6         REPRESENTATIONS AND UNDERTAKINGS

6.1          For the purpose of this Agreement and Party B’s interests, Party A hereby represents and undertakes as follows:

(1)           Party A is a legal person duly established and existing under laws of the People’s Republic of China, with full capacity for civil conduct;

(2)           The authorized representative of Party A signing this Agreement has been duly authorized by Party A. Party A shall have no defense against Party B on the ground of lack of authority for agency, agency in excess of authority, or any other defect in authority.

6.2          For the purpose of this Agreement and Party A’s interests, Party B hereby represents and undertakes as follows:

(1)           Party B is a legal person duly established and existing under laws of the People’s Republic of China, with full capacity for civil conduct to the extent of its registered capital;

(2)           During the term hereof, Party B will not enter into any other agreement identical with or similar to this Agreement with any third party other than Party A, or accept the any or all training services same with or similar to the services described in Article 1 hereof from any third party other than Party A;

(3)           The authorized representative of Party B signing this Agreement has been irrevocably, duly and fully authorized by Party B. Party B shall have no defense against Party A on the ground of lack of authority for agency, agency in excess of authority, or any other defect in authority.

6.3          If any Party breaches the aforesaid representations or undertakings which causes this Agreement to become invalid or the validity of this Agreement be prejudiced in other ways, or causes any loss to the other Party, the breaching Party shall be held liable for the losses of the non-breaching Party.

ARTICLE 7         INTELLECTURLA PROPERTIES AND CONFIDENTIALITY

7.1          Party A is solely and exclusively entitled to the rights and benefits with respect to any rights, titles, interests and intellectual properties developed by Party A or Party B that may arise from its performance of this Agreement, including without limitation to any copyrights, patents, expertise and business secrets.

7.2          Party B shall make reasonable efforts to ensure to keep confidential any or all of Party A’s information identified as “Confidential” or known to be confidential to Party B (“Confidential Information”). Without prior written consent from Party A, Party B shall not disclose any Confidential Information to any third party. Once this Agreement is terminated, Party B shall return to Party A upon A’s request or destroy any file, material or software bearing the confidential information, and delete such confidential information from any related storage device, and shall cease using such confidential information.

The Parties agree that this Article 7 will survive any change, rescission or termination of this Agreement.

ARTICLE 8         LIABILITY FOR BREACH

8.1          If either Party is in breach of this Agreement, it shall be held liable for any loss incurred by the non-breaching Party.

8.2          Breach of this Agreement may not be waived unless by the non-breaching Party in writing. Any failure or delay to exercise any of its rights or remedies under this Agreement by either Party will not operate as its waiver of such right or remedy. Partial exercise of any right or remedy by either Party shall not impair its exercise of any other rights or remedies.

8.3          The validity of this term shall survive the termination or cancellation of this Agreement.

ARTICLE 9         RESCISSION OF AGREEMENT

9.1          If either Party commits serious breach of this Agreement, and further fails to cure such breach within thirty (30) days upon receiving the notice about the occurrence and existence of the breach from the non-breaching Party, the other Party shall be entitled to rescind this Agreement by giving a notice to the breaching Party. During the term hereof, Party A has the right to terminate this Agreement by giving a thirty (30)-day written notice to Party B at anytime.

9.2          In the event that this Agreement is terminated due to the reasons attributable to Party B, Party A shall be entitled to be indemnified the damages so caused by the termination of this Agreement and to obtain the compensation for the services it provides as of the termination hereof.

9.3          The rescission of this Agreement shall not impair the right of the affected Party to claim damages.

ARTICLE 10       FORCE MAJEURE

10.1        In the event that either Party cannot continue the performance of its any or all obligations hereunder due to any unforeseeable or unavoidable event or activity, any Party hereto may cease the performance of its obligations hereunder which cannot be performed due to the impact of such event of Force Majeure during such period of non-performance, provided that the affected Party shall make every possible effort to minimize the losses as soon as practical. The affected Party seeking the waiver of performance of its obligations provided under this Agreement or any term hereof shall timely notify the other Party of such waiver as well as the measures to be taken to perform such obligations.

ARTICLE 11       NOTICE AND DELIVERY

11.1        Any notice, consent, agreement or any communication in any other form made in accordance with or in accordance with this Agreement shall be provided in writing.

11.2        Unless otherwise provided hereunder, the notice or any other communication delivered in person shall be deemed received when delivered. The notice or any other communication sent by pre-paid mail shall be deemed received forty-eight (48) hours upon posting. The notice or any other communication sent by telex or facsimile shall be deemed received when sending out. Those sent by telegraph shall be deemed received twenty-four (24) hours upon sending.

ARTICLE 12       DISPUTE RESOLUTION

12.1        Any dispute arising from the performance of this Agreement or in connection with this Agreement shall be resolved by the Parties through friendly negotiations and, if the negotiations fail, shall be submitted to China International Trade and Economic Arbitration Commission for arbitration according to its then effective rules. The arbitration shall be conducted in Shenzhen. The arbitral award is final and binding upon both Parties.

12.2        Dispute mentioned in this Article 12 refers to the dispute between both Parties regarding whether this Agreement is duly concluded, the time of execution of this Agreement, interpretation hereof, performance hereof, liability for breach, and the change, assignment, rescission or termination of this Agreement.

ARTICLE 13       EFFECTIVENESS AND MISCELLANEOUS

13.1        The Parties may enter into a supplement through friendly negotiations regarding any issue not contemplated herein. Any amendment or supplemental to this Agreement shall be made in writing.

13.2        The intellectual property rights arising from the provision of consulting and training servicess by the technical staff seconded by Party A to Party B shall be owned by Party A.

13.3        Unless otherwise provided herein, the “day” referred to herein shall mean one calendar day, and the “business day” referred to herein shall mean the day on which the commercial banks in China open for doing business.

13.4        The terms of confidentiality, dispute resolution and liability for breach herein shall survive the rescission or termination of this Agreement.

13.5        Neither Party may assign any or all of its rights or obligations hereunder to any third party without the other Party’s prior written consent.

13.6        The invalidity of any term herein shall not impair the validity of any other irrelevant terms herein.

13.7        This Agreement is made in two (2) original copies, each Party holding one (1) copy. The two (2) copies have the same legal effect.

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(Execution Page)

Party A: Giganology (Shenzhen) Ltd.

By:	/s/ Authorized Representative

(Affixed with common seal of the company)

Party B: Shenzhen Xunlei Networking Technologies Co., Ltd.

By:	/s/ Authorized Representative

(Affixed with common seal of the company)

[Schedule]

1.                                      The Parties agree that Party B shall pay service fee to Party A as consideration of the technical consulting and training provided by Party A as follows:

(1)           Basic Annual Fee

Party B shall pay Party A Renminbi [ ] Yuan (RMB[ ]) each year as the basic annual fee for the training servicess hereunder, which shall be paid in four installments evenly in four quarters. Party B shall transfer Renminbi [ ] Yuan (RMB[ ]) to the bank account designated by Party A within fifteen (15) business days commencing from the first day of each quarter.

(2)           Floating Fee

In addition to the above mentioned basic annual fee, Party B shall pay Party A a floating fee annually based on the specific situation of the technical support and services provided. The amount of the floating fee for each quarter shall be determined by the Parties after considering:

(i)            Quantity and qualification of the employees used by Party A for purpose of provision of consulting and training services to Party B in such quarter;

(ii)           Time consumed by employees of Party A for purpose of provision of consulting and training services to Party B in such quarter;

(iii)          Contents and value of the consulting and training services provided by Party A in such quarter; and

(iv)          Revenue of Party B.

2.                                      Party B shall provide Party A with all necessary financial materials for calculating the floating fee for each quarter within fifteen (15) days from the end of the quarter, and shall pay the floating fee to Party A within thirty (30) days from the end of each quarter. If Party A raises any issue in the financial materials provided by Party B, Party A may appoint a reputable independent accountant to audit such financial materials. Party B shall provide cooperation for conducting the audit, provided that the audit shall be conducted during normal business time and shall not interfere Party B’s normal business operation.

3.                                      If Party A believes that adjustment of the amount of service fee set forth in this Schedule is needed as a result of the change of circumstances, then Party B shall negotiate with Party A with active efforts and in good faith within seven (7) business days upon the issue of written notice for fee adjustment by Party A, so as to decide the new service fee payment standard or system.

Supplemental Agreement to Exclusive Technical Consulting and Training Agreement

This SUPPLEMENTAL AGREEMENT TO EXCLUSIVE TECHNICAL CONSULTING AND TRAINING AGREEMENT (this “Supplemental Agreement”), dated November 15, 2006, is made in Shenzhen by and between:

Party A: Giganology (Shenzhen) Ltd., a wholly foreign owned enterprise established and existing in accordance with laws of the People’s Republic of China, with legal address located at 11th Floor, Shuguang Plaza, South District of High-tech Park, Nanshan District, Shenzhen, Guangdong, PRC;

And,

Party B: Shenzhen Xunlei Networking Technologies Co., Ltd., a limited liability company established and existing in accordance with laws of the People’s Republic of China, with legal address located at 11th Floor East, Shuguang Plaza, Ke Ji Nan Shi Er Road, Nanshan District, Shenzhen, Guangdong, PRC;

(Collectively, the “Parties”)

WHEREAS:

1.                                      Party A and Party B have entered into a certain Exclusive Technical Consulting and Training Agreement dated September 16, 2005 (the “Technical Consulting and Training Agreement”).

2.                                      Through friendly negotiations and adhering to principles of equality and mutual benefit, Party A and Party B agree to enter into this Supplemental Agreement to amend and supplement the Technical Consulting and Training Agreement.

The Parties hereby agree as follows:

1.                                      Article 12.1 of the Technical Consulting and Training Agreement shall be deleted and replaced in its entirety with the following:

“12.1      Any dispute arising from the execution, performance, termination or validity of this Agreement or in connection with this Agreement shall be resolved by both Parties through friendly negotiations and, if negations fail, shall be submitted to China International Trade and Economic Arbitration Commission South China Sub-commission (“CIETAC South China Sub-commission”) for arbitration according to its then effective rules and proceeding. The arbitration shall be conducted in Shenzhen. There will be one arbitrator who shall be appointed by the CIETAC South China Sub-commission according to above mentioned rules and proceeding. The arbitral award is final and binding upon the Parties. Unless otherwise provided by the arbitral award, the losing Party shall assume all the costs and expenses of arbitration and reimburse all the costs and expenses of arbitration incurred by the winning Party. If either Party needs to file a lawsuit for enforcement of the arbitral award, the losing Party shall reimburse the other Party for all reasonable expenses and legal fee so incurred by the other Party. During the period from the submission of dispute for arbitration to the rendering of arbitral award, both Parties shall continue to perform their obligations hereunder without prejudice to the final judgment made based on the aforesaid arbitral award.”

2.                                      The Schedule to the Technical Consulting and Training Agreement shall be all deleted, and replaced in its entirety with the following:

“Schedule

Party A and Party B agree that, Party B shall, according to the following provisions, pay Party A the service fee as consideration of the technical consulting and training servicess provided by Party A to Party B hereunder:

(1)           Party B shall pay twenty percent (20%) (“Percentage”) of its pre-tax operating profit (“Income”) as the technical service fee to Party A (“Service Fee”) during the term hereof. Both Parties agree to review and adjust the above mentioned Percentage every six months according to the business operation and income of Party B, to make it consistently reflect the commercial value of the technical services and actual circumstance. The Parties agree to make a confirmation letter regarding the adjusted Percentage, which shall be supplemental terms of this Agreement, and shall be deemed as an integral part of this Agreement.

(2)           Party B shall make one-off payment of the Service Fee to Party A each month (“Payment Period”). Within seven (7) business days following the end of each Payment Period, Party B shall provide a written report to Party A, specifying the duly calculated Income of Party B during the Payment Period and the corresponding amount of Service fee to be paid.

(3)           Party B shall make payment to Party A within seven (7) business days upon its receipt of the Service fee payment notice from Party A. All the amount payable by Party B shall be made in RMB to the bank account notified by Party A to Party B in writing from time to time.

If Party B fails to pay any amount due and payable hereunder, Party B shall pay Party A  default interest for its overdue payment of such amount. The default interest rate shall be the lending interest rate of the Shenzhen Branch of Bank of China for the same period. The calculation period starts from the date on which the amount is due and payable and ends on the date of its actual payment.

(4)           Party B shall provide Party A with an audited true and correct statement regarding Party B’s Income and the payable amount of the Service fee of the previous calendar year within sixty (60) days following the end of the previous calendar year. In the event that there is any inconsistency between such audited statement and the written report mentioned in above paragraph (2), then the Service fee shall be adjusted in the next Payment Period.

(5)           Throughout the term hereof, Party A has the right to send its employees, or engage a registered accountant at its own cost, to audit Party B’s books and records, including without limitation the financial statements relating to the Income of Party B for the Payment Periods. Party B shall provide to Party A’s appointed employees or engaged registered accountant with all related materials, books, records, data and information, and shall provide necessary facility and support to such employee or accountant. The audit report prepared by Party A’s appointed employees or engaged accountant (“Audit Report”) shall be final and conclusive unless Party B raises any issue regarding such Audit Report within seven (7) days. Party A has the right to give Party B at anytime a payment notice regarding the outstanding amount of Service fee specified in the Audit Report. Party B shall make corresponding payment for it in accordance with the above paragraph (3) within seven (7) business days following the receipt of the payment notice.

3.                                      This Supplemental Agreement shall become effective upon being signed by both Parties. As a supplement to the Technical Consulting and Training Agreement, this Supplemental

Agreement shall have the same legal effect with the Technical Consulting and Training Agreement. If there is any inconsistency between this Supplemental Agreement and the Technical Consulting and Training Agreement, this Supplemental Agreement shall prevail. The Technical Consulting and Training Agreement shall be referred to and complied with where there is no any inconsistency.

4.                                      Any dispute arising from the execution, exercise, termination or validity of this Agreement or in connection with this Agreement shall be resolved by both Parties through friendly negotiations, failing which, shall be submitted to China International Trade and Economic Arbitration Commission South China Sub-commission (“CIETAC South China Sub-commission”) for arbitration according to its then effective rules and proceeding. The arbitration shall be conducted in Shenzhen. There is one arbitrator who shall be appointed by the CIETAC South China Sub-commission according to abovementioned rules and proceeding. The arbitral award is final and binding upon both Parties. Unless otherwise provided by the arbitral award, the losing Party shall assume all the costs and expenses of arbitration and reimburse all the costs and expenses of arbitration incurred by the winning Party. If either Party needs to file a lawsuit for enforcement of the arbitral award, the losing Party shall reimburse the other Party for all reasonable expenses and legal fee so incurred by the other Party. During the period from the submission of dispute for arbitration to the rendering of arbitral award, both Parties shall continue to perform their obligations hereunder without prejudice to the final judgment made based on the aforesaid arbitral award.

5.                                      This Supplemental Agreement has two (2) original copies, each Party holding one (1) copy. The two (2) copies have the same legal effect.

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(Execution Page)

Party A: Giganology (Shenzhen) Ltd.

By:	/s/ Authorized Representative

(Affixed with common seal of the company)

Party B: Shenzhen Xunlei Networking Technologies Co., Ltd.

By:	/s/ Authorized Representative

(Affixed with common seal of the company)

Second Supplemental Agreement to Exclusive Technology Consulting and Training Agreement

This Second Exclusive Technology Consulting And Training Agreement (this “Supplemental Agreement”), dated March 10, 2014, is made in Shenzhen by and between:

Party A: Giganology (Shenzhen) Ltd., a wholly foreign owned enterprise established under laws of the PRC, with registered address at Room 802, Building 11, Shenzhen Software Park, Central District of High-tech Park, Nanshan District, Shenzhen, Guangdong, PRC;

And

Party B: Shenzhen Xunlei Networking Technologies Co., Ltd., a limited liability company established under laws of the PRC, with registered address at 7th and 8th Floor, Building 11, Shenzhen Software Park,  Ke Ji Zhong Er Road, Nanshan District, Shenzhen, Guangdong, PRC.

(Collectively, the “Parties”)

WHEREAS:

(1)                                 The Parties have entered into an Exclusive Technology Consulting and Training Agreement on September 16, 2005 and a Supplemental Agreement to the Exclusive Technology Consulting and Training Agreement on November 15, 2006 (Collectively, the “Original Exclusive Technology Consulting and Training Agreement”);

(2)                                 The Parties through friendly negotiation and based on the principle of equality and mutual benefit, agree to enter into this Supplemental Agreement to amend and supplement the Original Exclusive Technology Consulting and Training Agreement.

The Parties hereby agree:

1.                            To delete and replace Section 9.1 of the Original Exclusive Technology Consulting and Training Agreement with the following provision:

If either Party commits a material breach under this Agreement, and further fails to cure such a breach within thirty (30) days upon receiving the notice from the non-breaching Party about the occurrence and existence of the breach , the other Party shall be entitled to rescind this Agreement by giving a notice to the breaching Party. During the term hereof, Party A has the right to terminate this Agreement by giving a thirty (30)-day written notice to Party B at any time.

2.                            Unless otherwise stated in this Supplemental Agreement, the terms applied in this Supplemental Agreement have the same meaning as given to them in the Original Exclusive Technology Consulting and Training Agreement.

3.                            This Supplemental Agreement becomes effective upon its execution by the Parties at a date first written above. This Supplemental Agreement is a supplement to the provisions in the Original Exclusive Technology Consulting and Training Agreement and shall have the same legal effect as the Original Exclusive Technology Consulting and Training Agreement. This Supplemental Agreement shall prevail should there be any conflict with the Original Exclusive Technology Consulting and Training Agreement.

4.                            This Supplemental Agreement is executed in Chinese in two (2) counterpart with the same legal effect, each Party holding one counterpart.

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(Execution Page)

Party A:	/s/ Giganology (Shenzhen) Ltd.

Party B:	/s/ Shenzhen Xunlei Networking Technologies Co., Ltd.

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